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                                                                   Exhibit 10.15

                                           *** Text Omitted and Filed Separately
                                                Confidential Treatment Requested
                                            Under 17 C.F.R. (S)(S) 200.80(b)(4),
                                                              200.83 and 230.406

                        SERVICE IMPLEMENTATION AGREEMENT

                                    Between

                   Akamai Technologies, Inc. and Cidera Inc.

     This Service Implementation Agreement ("Agreement") is entered into as of May 22, 2000, (the "Effective Date") by and between Cidera, Inc., a Delaware corporation having its principal place of business at 3087 Laurel Lakes Drive, Laurel, MD 20707 ("Cidera"), and Akamai Technologies, Inc., a Delaware corporation having its principal place of business at 500 Technology Square, Cambridge, MA 02139 ("AKAMAI"). Cidera and AKAMAI are referred to herein collectively as the "Parties" and individually as a "Party".

                                    PREAMBLE

     Whereas, Cidera is in the process of building a satellite based Global Broadcast Overlay Network (GBON) for the Internet that facilitates the distribution of Media to servers located on the edge of the Internet.

     Whereas, Akamai provides Internet content and streaming media delivery services and applications delivery and execution though a worldwide server network (the "Akamai Services") and Cidera intends to distribute streaming media over the GBON (the "Cidera Service"). Both Parties agree that delivery of AKAMAI customer's content via Cidera's GBON may potentially offer financial and performance advantages to AKAMAI.

     Now, Therefore, in consideration of the mutual promises and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

                                   AGREEMENT

1.  Definitions:

    The following capitalized terms shall have the meanings as set forth below:

    1.1  "Akamai Services" has the meaning set for the in the Preamble.
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    1.2  "Audio/Video Service Provider" means a company, or a division of a company, that provides Internet audio and/or video hosting, and/or management services to Clients.

    1.3 "Client" means a Media owner, licensor, producer, aggregator, and/or syndicator whether acting directly or through an agency.

    1.4 "Co-Location Facility" means a facility which provides co-location to the general public and which has at least 5,000 square feet of net machine co-location space.

    1.5 "Media" means content containing live, simulated live, on-demand, or downloadable audio and/or video using any major video compression formats such as Microsoft Windows Media, RealNetworks RealMedia, Apple Quicktime, MPEG, and streaming Java.

    1.6 "Locations" means current or future facilities at which Cidera makes available its receive-only satellite capability and to which AKAMAI connects to receive Media delivered by Cidera to AKAMAI equipment.

    1.7 "Non-Enterprise Network" means a network that resells bandwidth as part of its normal course of business, including without limitation, ISPs, cable head ends, DSL nodes and college or university networks.

    1.8 "Committed Capacity" means the amount of broadcast bandwidth in Mbps. increments for AKAMAI's sole use on a 7 day, 24 hour basis.

    1.9 "String of Equipment" means a satellite antenna, receiver, router, ethernet switch and any required cabling, the makeup of which may change over time provided that the level of service agreed to in the SLA remains consistent.

2.  SERVICE DEFINITION AND OVERVIEW

    Cidera agrees to provide to AKAMAI (i) receive-only satellite downlinks capable of receiving one-way, multicasted Internet protocol Media, at one or many Locations, as designated from time to time by AKAMAI, including Locations in service areas outside of the continental United States (see Attachment A - Service Coverage Areas) and (ii) satellite transport to such Location(s), in accordance with the terms of this Agreement. Cidera agrees to provide such service ("Cidera Service") at the 38 Locations described in Section 2.1 at [ * * * ], and AKAMAI agrees to deploy appropriate AKAMAI equipment at Cidera's current and planned uplink facilities, including, without limitation, its facility in Laurel, MD, to the extent that such deployment is mutually determined by the Parties to be necessary in order for AKAMAI to use the Cidera Service. Implementation of the Cidera Service shall consist of four steps: (i) a proof of concept (see Attachment D: "Proof of Concept"); (ii) a mutually agreed upon service acceptance checklist ("Service Acceptance Checklist"); (iii) a mutually agreed upon Service Level Agreement ("SLA"); and, (iv) implementation of the Cidera Service.


*** Confidential Treatment Requested
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          (a)  Proof of Concept.  Both parties agree to commence testing of the
Cidera Service within [ * * * ] of the Effective Date by means of a mutually agreed upon Proof of Concept, the schedule and requirements of which the guidelines are listed in Attachment D. Testing by means of the Proof of Concept shall be completed within [ * * * ] after the Effective Date, or at such later time as the Parties mutually agree in writing.

          (b) Service Acceptance Checklist. Within thirty (30) days of completion of the Proof of Concept the Parties shall mutually agree upon criteria for the acceptance of the Cidera Service at Locations. If the Parties do not mutually agree upon such criteria within the thirty-day period, the Parties may mutually agree in writing to extend the time period of Proof of Concept.

          (c) Service Level Agreement. Also within thirty (30) days of the completion of the Proof of Concept both parties shall mutually agree to develop the appropriate language for the network SLA applicable to Akamai. This SLA shall, at a minimum, include the following guidelines:
1) [ * * * ] availability for uplink/hub/satellite;
2) [ * * * ] availability minimum for receive sites;
3) [ * * * ] overall network availability;
4) [ * * * ] packet delivery over 24-hrs at all remote sites in a given continental footprint;
5) Less than [ * * * ] packet loss at the uplink, assuming IP multicast streaming, and no use of higher-level applications, such loss measured at uplink and not averaged over downlinks, and assuming use including bursting of less than [ * * * ] of Akamai's CIR in a given region;
6) Penalty - [ * * * ];
7) A minor system-wide outage is one in which a single continental region is generally unavailable ([ * * * ]) for less than [ * * * ];
8) A major system-wide outage is one in which a single continental region is generally unavailable ([ * * * ]) for more than [ * * * ];
9) For each minor system-wide outage, Akamai receives [ * * * ];
10) For each major system-wide outage, Akamai received [ * * * ], and if there are more than [ * * * ] major system-wide outages separated by more than [ * * * ], Akamai receives credit for [ * * * ];
11) Availability excludes [ * * * ], of routine maintenance, which maintenance shall be rarely used, and said maintenance to occur on Tuesday night/Wed morning, unless 72 hours of notice is provided;
12) Availability also excludes [ * * * ], of emergency maintenance, however more than [ * * * ] of cumulative outage shall cause a penalty of [ * * * ].

    2.1 Initial Deployment. Following completion of the Proof of Concept, both parties shall mutually agree upon the Service Acceptance Checklist and a Service Level Agreement as set forth above in this Section 2. At such time, Cidera will install the Cidera Service at a minimum of thirty-eight (38) Locations. (see Attachment A - Service Coverage Areas). Cidera shall perform such installations, provided that there are no unreasonable constraints imposed on Cidera by building management or local zoning laws. AKAMAI agrees to provide Cidera with


*** Confidential Treatment Requested
the current contacts for the Locations to facilitate the installation of Cidera equipment. See Attachment E for Location installation and configuration specifications and the division of cost between Parties. Cidera and AKAMAI will each provide engineering resources to facilitate any software interfaces between the two networks.

    2.2 Other Deployments. As Cidera continues to deploy its GBON, AKAMAI may elect to locate its equipment at existing Cidera Locations or AKAMAI may request that Cidera place its equipment at new facilities where AKAMAI locates its equipment. Both Parties agree to use commercially reasonable efforts to facilitate the location of each other's equipment at these locations at no cost; provided, however the election to place a Party's equipment at a particular location will be at the option of such Party in its sole discretion. If costs are applicable, then each Party will bear the costs as referenced in Attachment
E. [ * * * ].

    2.3  [ * * * ].

    2.4 Deployment of New Applications and Services. Throughout the Term, Cidera will make available to AKAMAI all new applications and services related to those described in Section 2 herein concurrently with or sooner than the availability schedule for such new services or products generally provided to other Cidera customers.

    2.5 On-Site Monitoring. Cidera agrees to use commercially reasonable efforts to make available to AKAMAI certain software which will facilitate the on-site monitoring of the delivery of AKAMAI content via the GBON. The terms of any such license shall be mutually agreed upon by the parties and set forth under separate agreement.

    2.6 Dedicated Locations. Cidera will provide Akamai, if requested, with a String of Equipment dedicated for Akamai Services at locations where [ * * * ] (collectively, "Dedicated Locations"). A site shall not be deemed a Dedicated Location, if: [ * * * ]. At sites that qualify as Dedicated Locations, Cidera will provide Akamai with a standard String of Equipment dedicated to Akamai Services. Notwithstanding the foregoing, Cidera reserves the right to offer Cidera Commercial Services over the Akamai dedicated equipment string at the Dedicated Locations. As used herein, "Cidera Commercial Services" means (i) services offered by Cidera to Non-Enterprise Networks as of the Effective Date or during the Term, whether for a charge or free-of-charge, provided that such services are not streaming media or content delivery services, or execution of applications for third party customers, or (ii) UseNet News, Cache Turbocharging, and Big File Mover (as they exist on the Effective Date or during the Term provided that the service offerings do not substantially change from the Effective Date). Beginning on the date which is two and one-half years after the Effective Date, Akamai shall no longer have the option to designate locations as Dedicated Locations.

    2.7 VAST at Dedicated Locations. Cidera shall have the option to install VAST (Virtual Application Server Technology) at the Dedicated Locations at its own initial and recurring cost, but in the event of such an installation, shall only use the VAST in connection with the provision of either Cidera Commercial Services or Akamai Services (subject to the exception set forth in Section 2.11).


*** Confidential Treatment Requested
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    2.8  Dedicated Location Fees. At Dedicated Locations, AKAMAI agrees to pay a dedicated site fee of [ * * * ] for the dedicated equipment referenced in
Section 2.6 in addition to the standard 7X24 streaming charges set forth in Attachment B.
------------

    2.9 Confidentiality of Dedicated Location and Related Information. Cidera agrees to develop and implement reasonable and adequate measures to protect the confidentiality of the list of those sites which are deemed Dedicated Locations with the intention to limit the dissemination and/or disclosure of such information to Akamai personnel and / or the Cidera Akamai Implementation team only. It is Cidera's intention to locate the core of the Cidera team dedicated to Akamai in Boston during deployment of the Services. Consistent with the foregoing, Cidera will develop and maintain a list of Dedicated Locations (the "Akamai Dedicated Location List"), and will segregate this information from other Cidera customers or potential customers. The Akamai Dedicated Location List will also be segregated from general external and internal Cidera distribution. Cidera shall not release the Akamai Dedicated Location List or otherwise identify a Dedicated Location to existing or prospective Cidera customers. In addition, Cidera shall not disclose any information relating to Dedicated Locations to any other Dedicated Location (including, without limitation, to its employees, agents or representatives). In addition, Cidera shall not disclose any information relating to any existing or prospective Cidera customer (including, without limitation information regarding such existing or prospective customer's services) to any Dedication Location (including, without limitation, to its employees, agents or representatives). Within 20 days of the Effective Date (or by such later date as the Parties mutually agree in writing), Akamai and Cidera will mutually develop the specific procedures and details for effectively segregating information relating to Dedicated Locations, the process for managing such information, and the guidelines for determining whether a breach of Cidera's obligations has occurred; provided that, failure by the Parties to agree upon such guidelines during the 20 day period shall not relieve Cidera of its obligations under this
Section 2.9.

    2.10 Additional Equipment at Dedicated Locations. Cidera shall have the right to install a second String of Equipment if requested by a customer pursuant to a bona fide purchase order for network services on a Cidera Site Services Activation Form (P.O.).

    2.11 Movement of a Dedicated Location to a Public Site. Cidera will move each Dedicated Location to the Cidera Public Site Catalog at any point in time that [ * * * ]. Once a Location is in the Cidera Public Site Catalog, the VAST at such Location will no longer be subject to the usage restrictions set forth in Section 2.7.

    2.12 Unauthorized Disclosure of Dedicated Locations Information. In the event that Cidera breaches its obligations set forth in Section 2.9 resulting in information regarding Dedicated Locations being disclosed (each such occurrence, a "Violation"), then the following procedures will be implemented. Should there be more than [ * * * ] Violations in a [ * * * ] period, then the parties will use good faith efforts to agree on procedures to prevent additional Violations, and Cidera will have [ * * * ] to implement such procedures. If Cidera fails to implement such procedures within the [ * * * ] period, and Akamai does not terminate this Agreement pursuant to Section 4.2(a), then Cidera shall provide Akamai with [ * * * ].

*** Confidential Treatment Requested

     In the event that there are more than [ * * * ] Violations in any [ * * * ] period, or if there is a breach in more than [ * * * ] of the Dedicated Locations, whichever is greater at the time, then the parties will agree on procedures to prevent additional Violations, and Cidera will have [ * * * ] to implement such procedures. If Cidera fails to implement such procedures within the [ * * * ] period, or if within [ * * * ] after such [ * * * ] period either
(i) the procedures are not working for their intended purpose in a manner reasonably satisfactory to Akamai, or (ii) the breach has been repeated, then from that point forward, all Locations that are Dedicated Locations at such time and any additional Akamai sites that qualify to become Dedicated Locations pursuant to this Agreement shall remain Dedicated Locations until an acceptable procedure to prevent future Violations is agreed upon and the network remains without a violation for a period of [ * * * ], at which time the Parties will meet and remove the restriction on Dedicated Locations.

    2.13 Services Pricing. AKAMAI agrees to pay Cidera for the Services in accordance with the 7x24 Services Pricing set forth in Attachment B. Service to a Cidera Public Location shall require a minimum service commitment of 12 months. Service to Dedicated Location shall require a minimum service commitment of 24 months.

    2.14 Network Commitment. Akamai agrees to initiate delivery of Akamai Services utilizing the GBON to a minimum 350 Locations by 12/31/00; and 750 locations by 6/30/01; provided that Cidera has made at least [ * * * ] Locations available in the Cidera Public Site Catolog by 6/30/01. Akamai agrees to initiate delivery of Akamai Services utilizing the GBON to 1,500 total Locations by 12/31/01, provided that Cidera has made [ * * * ] Locations available in the Cidera Public Site Catalog by 12/31/01. For the purposes of the preceding sentence, a site will be deemed "made available" in the Cidera Public Site Catalog if a purchase order for services has been provided to and accepted by Cidera with installation scheduled to occur within 30 days of the purchase order date. Should these commitment levels not be met at the dates listed above, Akamai agrees to pay the minimum charge for Services based upon the target number of Locations at the then current bandwidth consumption levels as set forth in Attachment B from that point forward until those minimum installations are achieved. For example, if at 12/31/00 usage is at 5 Mbps and there are fewer than 350 Locations, then beginning 1/01/01 the pricing will be for 350 Locations at 5 Mbps.

    2.15  Ramp-Up Period. [ * * * ].

    2.16 Event Based Services. AKAMAI may also purchase event-based services from Cidera. A matrix of pricing is contained in Attachment C.

    2.17 Pricing Confidentiality. The prices contained in this Agreement are considered confidential and disclosure of this information shall be treated consistently with the Non-Disclosure Agreement executed between the Parties.

    2.18  [ * * * ].

*** Confidential Treatment Requested

    2.19 The pricing shown in Attachment B is contingent upon delivery by AKAMAI of encoded streams to the Cidera uplink facility in Laurel, MD. As a component of the Initial Deployment (Section 2.1) Cidera and AKAMAI will determine and mutually agree upon the method and delivery of the AKAMAI Media to current and future Cidera uplink facilities or Content Receipt Points. Cidera agrees that Akamai shall be permitted to deliver Akamai Media to the AboveNet facility in Virginia for transfer to the Cidera uplink at such facility "Content Receipt Points" means points withn the Cidera Network that Cidera places in publicly general available Co-location Facilities for its customers to access the Cidera uplinks. Akamai shall have the same access to Content Receipt Points as Cidera provides to its other similarly situated customers.

    2.20 Other Charges. AKAMAI may elect to receive the Cidera Service at a new Location at its option. If AKAMAI requests a Location where Cidera does not desire to locate its service and equipment [ * * * ].

3.  Channel Conflict Arrangement

    During the Term, Cidera agrees to not directly provide audio/video streaming content or streaming media application software required for hosting to End Users. The foregoing restriction shall not apply to Cidera's provision of Cidera services for transport, server hardware and related infrastructure. For the purposes of the first sentence of this Section, the term "END USER" means a subscriber to the Internet who receives audio/video content directly from the Internet. In the event that Cidera breaches the foregoing covenant, AKAMAI's sole remedy shall be as set forth in Section 4.2 and 6.

4.  Term And Termination

    4.1 Term. The term of this Agreement will commence on the Effective Date and continue for a term of 48 months (the "Initial Term"). In the second, third and fourth years of this Agreement, the prices set forth in Attachments B and C shall [ * * * ].

    4.2 Termination. A Party may terminate this Agreement, upon written notice to the other Party: (a) for any material breach of this Agreement, which the defaulting Party fails to cure within thirty (30) days following written notice of such breach; or (b) upon the other Party's insolvency or liquidation. AKAMAI may terminate this Agreement for convenience upon fifteen (15) days' prior written notice to Cidera and pre-payment in full of a Termination Charge (as defined below). For the purposes of the preceding sentence, the term, "Termination Charge" shall mean [ * * * ]. The Parties agree that in the event of early termination by AKAMAI for convenience as provided for above, the Termination Charge is a fair and reasonable fee for services rendered and Cidera's cost incurred and is not to be construed as a penalty.

    4.3 Effect of Termination. Sections 5, 6, 7, 8, and 9 shall survive any termination or expiration of this Agreement for any reason.



*** Confidential Treatment Requested

5.  Intellectual Property Rights

    5.1 Retention of Ownership. Except as expressly provided in this Agreement, each Party retains ownership of its intellectual property and does not license any of its intellectual property to the other Party.

    5.2 No Implied License. Except as expressly set forth in this Agreement, neither Party grants to the other Party, either directly or by implication, by estoppel or otherwise, any rights or licenses.

    5.3 No Other Rights. Notwithstanding anything in this Agreement to the contrary, the rights granted in this Agreement do not include any right, license, release or immunity, directly or indirectly, express, implied or by estoppel, in or to any of either Party's process technology or other technology under any patent, copyrights, trade secret, mask work or other intellectual property right. Except as expressly set forth in this Agreement, neither Party shall modify, adapt, translate, prepare derivative works from, decompile, reverse engineer, disassemble or otherwise attempt to derive source code from software provided by one Party to the other or from any internal data files generated by such software.

6.  Indemnification And Liability

     EACH PARTY (THE "INDEMNIFYING PARTY") HEREBY AGREES TO INDEMNIFY AND HOLD HARMLESS THE OTHER PARTY (THE "INDEMNIFIED PARTY") AND THE INDEMNIFIED PARTY'S PARENT, SUBSIDIARIES AND AFFILIATES, AND THE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS AND REPRESENTATIVES OF SUCH PARTY AND THOSE OF ITS AFFILIATES, FROM AND AGAINST THE FULL AMOUNT OF ANY AND ALL THIRD PARTY CLAIMS, ACTIONS, COUNTERCLAIMS, LAWSUITS, DAMAGES, LOSSES, JUDGMENTS AND EXPENSES, INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS' FEES AND EXPENSES, REASONABLE OUT-OF-POCKET EXPENSES AND COURT COSTS, THAT SUCH PARTY AND/OR ANY OF THE FOREGOING ENTITIES OR INDIVIDUALS MAY INCUR AS A RESULT OF OR OTHERWISE RELATED TO (i) ANY MATERIAL BREACH BY INDEMNIFYING PARTY OF ANY OBLIGATION HEREUNDER, OR ACT OR OMISSION OF PERFORMANCE BY THE INDEMNIFYING PARTY CONSTITUTING A MATERIAL BREACH HEREUNDER, OR (ii) ANY CLAIM OF INFRINGEMENT OR MISAPPROPRIATION OF ANY INTELLECTUAL PROPERTY OR PROPRIETARY RIGHTS OF ANY THIRD PARTY, INCLUDING WITHOUT LIMITATION, COPYRIGHTS OR TRADEMARKS BASED UPON THE PROVISION OF SERVICES AND/OR CONTENT BY THE INDEMNIFYING PARTY PROVIDED, HOWEVER, THAT THE INDEMNIFIED PARTY MUST (i) GIVE TO THE INDEMNIFIED PARTY PROMPT WRITTEN NOTICE OF ANY CLAIM, ACTION OR OTHER MATTER TO WHICH THIS INDEMNIFICATION APPLIES; (ii) AFFORD TO THE INDEMNIFYING PARTY THE OPPORTUNITY TO PARTICIPATE IN AND CONTROL (WITH LEGAL COUNSEL OF ITS CHOICE, PROVIDED SUCH LEGAL COUNSEL IS REASONABLY ACCEPTABLE TO THE INDEMNIFIED PARTY), THE DISPOSITION (WHETHER BY COMPROMISE, SETTLEMENT OR OTHER RESOLUTION) OF SUCH CLAIM, ACTION, SUIT OR OTHER MATTER, PROVIDED THAT THE INDEMNIFYING PARTY ACKNOWLEDGES ITS

INDEMNIFICATION OBLIGATIONS; AND (iii) FULLY COOPERATE WITH THE REASONABLE REQUESTS OF THE INDEMNIFYING PARTY TO THAT END.

     EXCEPT FOR EACH PARTY'S INDEMNIFICATION OBLIGATIONS FOR INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS AND BREACH OF SECTIONS 5 AND 8, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR INCIDENTAL, SPECIAL, CONSEQUENTIAL, OR ANY OTHER INDIRECT LOSS OR DAMAGE, INCLUDING, WITHOUT LIMITATION, LOST PROFITS, ARISING OUT OF THIS AGREEMENT OR ANY OBLIGATION RESULTING THEREFROM, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT (INCLUDING, WITHOUT LIMITATION, NEGLIGENCE), STRICT LIABILITY OR OTHERWISE.

     EXCEPT FOR EACH PARTY'S INDEMNIFICATION OBLIGATIONS FOR INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS AND BREACHES OF SECTIONS 5 AND 8, IN NO EVENT SHALL THE AGGREGATE LIABILITY OF EITHER PARTY UNDER THIS AGREEMENT EXCEED [ * * * ].

7.  Warranty Disclaimer

    EXCEPT AS EXPRESSLY PROVIDED HEREIN, NEITHER PARTY MAKES ANY
REPRESENTATIONS OR WARRANTIES, EITHER EXPRESS OR IMPLIED, AND BOTH PARTIES SPECIFICALLY DISCLAIM ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THEIR RESPECTIVE SERVICES.

8.  Confidential Information

     Except as and to the extent required by law, neither Party will disclose or use (other than for purposes of the definitive Agreement), and will direct its representatives not to disclose or use (other than for purposes of the definitive Agreement), to the detriment of the other Party, any Confidential Information (as defined below) with respect to the business or the other Party furnished, or to be furnished, by such Party, or their respective representative to the other Party or its representatives at any time or in any manner other than disclosures to employees on a need-to-know basis. For purposes of this Paragraph, "Confidential Information" means any information about the ongoing negotiations related to this Agreement or the business or activities of either Party stamped "confidential" or identified in writing as such by a Party to the other Party promptly following its disclosure. Disclosure of Confidential Information to employees and agents of the parties hereto will be limited to a need-to-know basis under circumstances where the employee or agent is advised of the confidential nature of the disclosure and is bound to keep said information confidential. Notwithstanding the foregoing, the following information shall not be deemed Confidential Information: (i) information that is already known to the recipient Party or its representatives who are not bound by a duty of confidentiality prior to disclosure, in each case without a breach of a legal obligation; (ii) information that becomes publicly available through no fault of the recipient Party or its representatives; (iii) information

*** Confidential Treatment Requested
that is independently developed by a Party without the use of or reference to the Confidential Information of the other Party; or (iv) information that properly comes into the recipient's possession from a third Party who is not under an obligation to maintain the confidentiality of such information. Notwithstanding anything contained herein, it shall not be a breach of this provision for either Party to disclose Confidential Information to comply with any applicable subpoena or other legal or regulatory requirement, so long as the recipient notifies the disclosing Party prior to making such disclosure and takes reasonable and lawful actions to avoid and/or minimize the extent of such disclosure. Akamai hereby consents to the filing of this Agreement as an exhibit to the Registration Statement of Cidera on Form S-1 in connection with its initial public offering, if Cidera, in its reasonable discretion, determines that SEC regulations require such filing. Akamai understands that as of the Effective Date, Cidera has made such determination to file this Agreement. In addition, Cidera agrees that it shall use best efforts, consistent with commercial reasonableness, to obtain "confidential treatment" of any Confidential Information of AKAMAI which it is required to include in its SEC filings, including its Registration Statement on Form S-1 which is presently pending. The parties agree to cooperate in connection with any such confidential treatment request (the "Request"). To this end, Cidera agrees to provide Akamai with drafts of the Request (including proposed redactions to the publicly filed version of this Agreement) and any amendments thereto, a reasonable period of time prior to submission to the SEC, for input from Akamai. Akamai recognizes that the Request is time-sensitive and, accordingly, agrees to promptly provide its input with respect to the Request and any amendments thereto. Upon the written request of the disclosing Party, the recipient Party will promptly return to the disclosing Party or destroy any Confidential Information in its possession and certify in writing to the disclosing Party that it has done so.


9.  Miscellaneous

    9.1 Independent Contractor. The relationship of AKAMAI and Cidera established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to (i) give either Party the power to direct and control the day-to-day activities of the other; (ii) deem the Parties to be acting as joint venturers, co-owners or otherwise as participants in a joint undertaking; or (iii) allow either Party to create or assume any obligation on behalf of the other Party for any purpose whatsoever.

    9.2 Assignment. Neither Party may, without the prior written consent of the other Party, which consent will not be unreasonably withheld, assign this Agreement, in whole or in part, and any attempt to do so shall be a material default of this Agreement and shall be void. Notwithstanding the foregoing, this Agreement may be assigned by AKAMAI as allowed by operation of law or to any affiliate so long as Akamai remains primarily liable for such affiliate's performance hereunder.

    9.3 Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and their successors and permitted assigns, and does not confer any rights or remedies on any other person or entity.

    9.4  Dispute Resolution.

         (a) Equitable Relief. The Parties agree that any breach of any of the Parties' obligations regarding intellectual property and/or confidentiality would result in irreparable injury for which there is no adequate remedy at law. Therefore, in the event of any breach or threatened breach of a Party's obligations regarding intellectual property or confidentiality, the aggrieved Party will be entitled to seek immediate equitable relief in addition to its other available legal remedies in a court of competent jurisdiction.

         (b) Escalation. In the event of disputes between the Parties arising from or concerning in any manner the subject matter of this Agreement, other than disputes set forth in subsection (a) above, the Parties will first attempt to resolve the dispute(s) through good faith negotiation. Upon written notice by a Party to the other that a dispute exists, the exact nature of the dispute shall be identified, and good faith discussions and negotiations shall be conducted within fifteen (15) days directly between senior management at AKAMAI and Cidera (currently, Avi Freedman for AKAMAI and Robert Dunham for Cidera, or their respective designees), with input from their respective technical and business teams as they desire, to fully address the issues raised. Such meetings shall be limited to one-half day unless otherwise agreed, scheduled at a mutually convenient time, place and method. Each representative shall be authorized to fully negotiate for, and bind, his or her respective company. If such negotiations fail to adequately resolve the issues raised, the Parties shall be free to resort to any applicable remedy at law, including such mediation or other alternative dispute resolution mechanisms as they may agree to. All discussions pursuant to this Section are agreed to be in the course of pursuing settlement and shall be inadmissible in any subsequent litigation.

         (c) Remedies. The remedies set forth in this Agreement are in addition to those available to the Parties at law or in equity (subject to the limitations of liability and other restrictions set forth herein), except as specified regarding pre-litigation dispute resolution. All rights and remedies, legal or equitable, whether conferred hereunder, or by any other instrument or law will be cumulative and may be exercised singularly or concurrently.

         (d) Governing Law. Any claim arising under or relating to this Agreement shall be governed by the internal substantive laws of the State of Delaware, without regard to principles of conflict of laws. Each Party hereby agrees to non-exclusive jurisdiction in the courts of the State of Delaware for all disputes and litigation arising under or relating to this Agreement. Furthermore, the Parties agree that the terms of The U.N. Convention on Contracts for the International Sale of Goods do not apply to this Agreement.

    9.5 Severability. In the event any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable, that provision will be enforced to the maximum extent permissible under applicable law, and the other provisions of this Agreement will remain in full force and effect.

    9.6 Force Majeure. If either Party is prevented from performing any of its obligations under this Agreement (excluding payment obligations) due to any cause beyond the Party's reasonable control, including, without limitation, an act of God, fire, flood, explosion, war, strike, embargo, government regulation, civil or military authority, (a "force majeure event") the time for that Party's performance will be extended for the period of the delay or inability to perform due to such occurrence; provided, however, that if a Party suffering a force majeure event is unable to cure that event within thirty (30) days, the other Party may terminate this Agreement immediately.

    9.7 Counterparts. This Agreement may be executed in two (2) counterparts, each of which, when so executed and delivered, shall be deemed an original, and all of which shall constitute one and the same Agreement.

    9.8 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the respective Parties hereto, their respective successors-in-interest, legal representatives, heirs and assigns.

    9.9 Compliance with Laws. Each Party agrees to comply with all applicable laws, regulations, and ordinances relating to their performance hereunder.

    9.10 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier number set forth below (or to such other addresses and telecopier numbers as a Party may designate by notice to the other Parties):

     If to AKAMAI, to:

          Akamai Technologies, Inc.
          500 Technology Square,
          Cambridge, MA  02139
          Attn: Avi Freedman
          Phone: 617-250-3000
          Fax: 617-250-4770

     with a copy to:

          Robert Ball, Vice President and General Counsel

     If to Cidera, to:

          Cidera, Inc.
          8037 Laurel Lakes Court
          Laurel, MD  20707
          Attn: Dutch Dunham
          Phone: 301-598-0500, x2201
          Fax: 301-598-0837
     with a copy to:

          Edward D. Postal, Chief Financial Officer

     9.11 Modifications. This Agreement may not be modified, amended, changed or discharged, in whole or in part, except as specifically provided herein or by an agreement in writing signed by a duly authorized representative of each of the parties.

10.  Event Publicity

     Within ten (10) business days of the execution of this Agreement, AKAMAI and Cidera shall jointly issue a press release at a mutually agreed upon time, the specific content of which will be agreed to by both Parties.

     AKAMAI agrees to allow placement of a mutually agreed upon logo and overview of this Agreement in Cidera's registration statement on Form S-1, excepting those attachments marked "AKAMAI Confidential" contained herein.

     Cidera also agrees to promote throughout the Term, in its applicable press releases and public announcements, AKAMAI as and, with respect to total frequency, visibility, and content of Cidera's applicable publicity and promotion activities, at least as prominently other similarly situated customers of Cidera.

     Notwithstanding anything herein the contrary, all press releases, announcements and other forms of publicity made by either Party concerning this Agreement must be mutually approved by the Parties in writing which approval shall not be unreasonably withheld. Neither Party shall disclose to third parties, other than its agents and representatives on a need-to-know basis, the terms of this Agreement or any Schedule hereto without the prior written consent of the other party, except either party shall be entitled to disclose (i) such terms to the extent required by law or as permitted pursuant to Section 8; and
(ii) the existence of this Agreement. Except as provided herein, no license or conveyance of any rights to a Party's logos, trade marks, service marks, customer list, or customer logos, trade marks or service marks is granted or implied by either party under this Agreement

11.  Entire Agreement

     The Agreement, the NDA and the Attachments hereto constitute the entire and exclusive understanding between the parties with respect to the subject matter of this Agreement and supersedes all previous written or oral communications or understandings between the Parties relating to the subject matter the Agreement. The Agreement may be amended only in a writing signed by both Parties.


Executed and Agreed by:

CIDERA, INC.                                    AKAMAI TECHNOLOGIES, INC.


By: /s/ Thom F. Degnan                          By: /s/ Avi Freedman
   ------------------------------                   --------------------------
Thom F. Degnan                                  Avi Freedman
Senior Vice President, Business                 Vice President & Chief Network
   Development                                     Architect
Cidera Inc.                                     Akamai Technologies, Inc.
8037 Laurel Lakes Drive                         500 Technology Square
Laurel, MD  20707                               Cambridge, MA  02139

                                 ATTACHMENT A:

                         Cidera Service Coverage Areas

1.0  North America:

Cidera provides the ability to deliver content via its GBON throughout the continental United States, and Hawaii by placing 1.2 Meter Satellite dishes and receiver equipment at locations that will facilitate the delivery of customer content. Cidera has an agreement with TeleSat Canada for distribution within the provinces of Canada. The placement of the satellite dish will be by Cidera following a site survey to assure line of sight to the satellite being utilized by Cidera.

2.0  Europe:

Cidera provides the ability to delivery content via its GBON in Europe to the Pan-European and Nordic Countries by placing 0.9 Meter Satellite dishes and receiver equipment at locations which will facilitate the delivery of customer content. The placement of the satellite dish will be by Cidera following a site survey to assure line of sight to the satellite being used by Cidera.

3.0  Asia and Latin America:

Cidera is currently finalizing negotiations to provide similar services to these areas and anticipates availability during the Year 2000.

                                 ATTACHMENT B:

                   AKAMAI 7X24 Services Price Matrix[ * * * ]










*** Confidential Treatment Requested

                                  ATTACHMENT C

                           AKAMAI Event Based Pricing

                                   [ * * * ]

                                 ATTACHMENT D:

                                PROOF OF CONCEPT

                              AKAMAI CONFIDENTIAL

                                   [ * * * ]







*** Confidential Treatment Requested

                                  ATTACHMENT E

                    SITE CONFIGURATION AND DIVISION OF COST

A.  ISP LOCATIONS:

1.  [ * * * ] provides the antenna, cabling, receiver and an Ethernet switch.

2. [ * * * ] connects the ethernet switch to the [ * * * ] service adapter for [ * * * ] services.

3. [ * * * ] connects the ethernet switch to the ISP LAN with a 100Mb connection.

4. [ * * * ] installs its equipment and any cabling between [ * * * ] equipment and the Cidera switch

5. [ * * * ] may connect to the [ * * * ] connection to the ISP LAN, or may install a separate connection to the ISP LAN.

B.  CO-LO FACILITIES:

1.  [ * * * ] provides the antenna, cabling, receiver and the ethernet switch.

2. [ * * * ] connects the ethernet switch to the [ * * * ] service adapter for [ * * * ] services.

3. [ * * * ] connects the ethernet switch to the ISP LAN with a 100Mb connection.

4. [ * * * ] installs its equipment and any cabling between [ * * * ] equipment and the Cidera switch.

5. [ * * * ] is responsible for its rack space, connection to the Co-location facility's local area network, and any outbound charges on the ISP Network.

C.  Cross Connect Charges:

1. At sites where Akamai is already located, [ * * * ] will install the cross connect and incur any and all charges related to such installation.

2. At sites where Cidera is already installed, [ * * * ] will pay for the cross connect.

3. At new sites where neither Cidera nor Akamai is previously installed, [ * * * ].




*** Confidential Treatment Requested

D.  ISP Rack Space:

    1. [ * * * ] is responsible for the cost of rack space. Typically, an edge strategy requires only a small amount of equipment to provide services to the customers of the ISP. [ * * * ].

E.  ISP LANs

    To date, ISPs are not charging for traffic on their LANs. They could, however, charge [ * * * ] at some point in time in the future.



*** Confidential Treatment Requested


                       **********************************